SUB-ITEM 77Q2

Based solely on a review of the copies of Forms 3, 4 and 5 and amendments thereto furnished to MFS
Municipal Income Trust (the Trust) with respect to its most recent fiscal year for Trustees, directors and certain officers of the Trust and MFS, and greater than ten percent beneficial owners, the
Trust believes all Section 16(a) filing requirements were made on a timely basis, except for the
following: J. Atwood Ives (MFS Director) made two Form 4 (Statement of Changes in Beneficial Ownership)
filings for the Trust on October 9, 2008.